Exhibit 10.1

Wells Fargo Bank Business Credit

119 West 40th Street

New York, NY 10018

as of November 14, 2007

Infotech USA, Inc. a New Jersey corporation

Infotech USA, Inc. a Delaware corporation

Information Technology Services, Inc.

c/o Infotech USA, Inc.

7 Kingsbridge Road

Fairfield, New Jersey 07004

Attn: Mr. Robert Patterson

RE:	Credit and Security Agreement, dated as of June 29, 2004 (as amended from time to time, the “Credit Agreement”), among Infotech USA, Inc., a New Jersey corporation, as borrower (the “Borrower”), Infotech USA, Inc., a Delaware corporation, and Information Technology Services, Inc., a New York corporation,

as guarantors (together with the Borrower, the “Obligors”) and Wells Fargo Bank,

National Association. as successor by merger to Wells Fargo Business Credit,

Inc., acting through its Wells Fargo Business Credit operating division, as lender

(the “Lender”)

Ladies and Gentlemen:

This letter agreement (“Letter Agreement”) is entered into by the parties hereto in connection with the Credit Agreement referenced above. Other terms which are capitalized herein and not otherwise defined shall have the respective meanings ascribed to them in the Credit Agreement.

Obligors have advised Lender that Obligors failed to comply with the certain of the financial covenants set forth in Section 6.2 of the Credit Agreement as follows: (x) as of the last day of the fiscal quarter ended September 30, 2007, Obligors have failed to maintain the minimum Book Net Worth required under Section 6.1(b) of the Credit Agreement for such date of $1,575,000 and (y) for the four fiscal quarter period ended September 30, 2007, Obligors have failed to achieve the minimum Net Income required under Section 6.l(c) of the Credit Agreement for such measurement period of not worse than ($570,000). These failures to comply with the requirement of Sections 6.2(b) and 6.2(c) of the Credit Agreement constitute Events of Default under Section 7.1(b) of the Credit Agreement (such Events of Default, the “Specified Events of Default”). As of the date hereof, and prior to the effectiveness of this Letter Agreement, the Specified Events of Default remain outstanding.

Obligors have requested that Lender agree to waive the Specified Events of Default, and Lender has agreed to such request on the terms and subject to the conditions contained herein..

Therefore, Lender and Obligors hereby agree as. follows:

(i)        Obligors hereby acknowledge, represent and warrant that, as of the date hereof immediately prior to the effectiveness of this Letter Agreement, (x) the Specified Events of Default have occurred and are continuing under the Credit Agreement and (y) no other Default or Event of Default has occurred and remains outstanding and unwaived. Upon the effectiveness of this Letter Agreement as provided for below, Lender shall be deemed to have waived the Specified Events of Default as of the date hereof. Lender’s waiver of the Specified Events of Default shall in no way be construed as an agreement to waive any Event of Default under the Credit Agreement that may have occurred prior to the date hereof other than the Specified Events of Default nor to waive any Event of Default arising after the date hereof, in either case whether or not such existing or future Event of Default is of the same type and/or arises from the same or similar events or circumstances as the Specified Events of Default, including without limitation, any other Event of Default arising from a violation of any of the financial covenants provided for in Section 6.2 of the Credit Agreement (any such existing or future Event of Default other than the Specified Events of Default, “Excluded Default”). Lender reserves al1 of its rights and remedies under the Credit Agreement and the Loan Documents and at law and in equity as to any such Excluded Default which may exist and/or may hereafter occur. Lender shall have no obligation to grant any waivers with respect to any such existing or future Excluded Default, and the granting of the waiver of the Specified Events of Default under this Letter Agreement shall not be construed as a course of conduct or dealing on the part of Lender.

This Letter Agreement shall become effective upon (i) execution hereof by all parties hereto and (ii) payment by Obligors of all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) of Lender in connection with the negotiation, preparation, execution and delivery of this Letter Agreement. Borrower hereby agrees that Lender may make a Revolving Advance in the amount necessary to pay all such costs and expenses (and charge Borrower’s loan account therefore) and disburse the proceeds thereof to reimburse Lender for and/or directly pay all such costs and expenses.

Except to the extent set forth in this Letter Agreement, no other change in any of the terms or conditions of the Credit Agreement or any of the other Loan Documents is intended or implied. The obligations of each Obligor under Credit Agreement and each of the other Loan Documents to which such Obligor is a party (specifically including the obligations of Parent and ITSI under the Guaranty dated June 29, 2004 executed by each of them in favor of Lender with respect to the Obligations (as amended or modified from time to time, the “Guaranty”)) shall be unaffected by the execution hereof and are hereby reaffirmed by each Obligor (provided that, the foregoing reaffirmations shall not in any way be deemed to impair, diminish or otherwise affect, or establish a contrary course of conduct or dealing with respect to, the waivers and other agreements of Parent and ITSI under Sections 8 and 9 of the Guaranty). THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPALS, and the provisions of Section 8.15 of the Credit Agreement dealing with jurisdiction, venue, service of process and waiver of jury trial are incorporated herein by reference. If the foregoing is acceptable to you and is in accordance with your understanding of our agreement, kindly sign in the space below to indicate your agreement and acceptance.

[Signatures on following Page]

[Remainder of Page Left Intentionally Blank]

In witness of the foregoing, the parties to this Letter Agreement have executed and entered into this Letter Agreement for good and sufficient consideration, the receipt of which is hereby acknowledged by all parties hereto, and intending to be legally bound, as of the date first set forth above.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION, acting through its Wells Fargo Business Credit Operating Division.

By:	/s/ Sal Mutone
Name:	Sal Mutone
Title:	Vice President

Accepted, acknowledged and agreed to:

INFOTECH USA, INC., a New Jersey corporation INFORMATION TECHNOLOGY SERVICES, INC.

By:	/s/ J. Robert Patterson
Name:	J. Robert Patterson
Title:	Chief Financial Officer, Vice President and Treasurer

INFOTECH USA, INC., a Delaware corporation

By:	/s/ J. Robert Patterson
Name:	J. Robert Patterson
Title:	Secretary and Treasurer

[Signature Page to Letter Agreement Re Waiver of September 2007 Financial Covenant Defaults]